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                                                                     Exhibit 8.1

                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982



April 15, 1999


Mellon Residential Funding Corporation
One Mellon Bank Center
500 Grant Street
Pittsburgh, Pennsylvania  15258

RE:      Mellon Residential Funding Corporation
         Registration Statement on Form S-3
         (File No. 333-24453)
         --------------------------------------


Ladies and Gentlemen:

We have acted as special counsel for Mellon Residential Funding Corporation, a Delaware Corporation ("the Company") in connection with the issuance of $134,356,000 aggregate principal amount of Mellon Bank Home Equity Installment Loan Trust 1999-1 Mortgage Pass-Through Certificates, Series MHELT 1999-1 (the "Certificates"). A Registration Statement on Form S-3 relating to the Certificates (No. 333-24453) (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the Prospectus dated April 14, 1999 and the Prospectus Supplement dated April 14, 1999, the Certificates will be issued by a trust established by the Company pursuant to the provisions of a Pooling and Servicing Agreement dated as of March 31, 1999 (the "Pooling and Servicing Agreement") among the Company, as Depositor, Mellon Bank, N.A., as the Seller and Master Servicer, and Bankers Trust Company of California, N.A., as the Trustee.

We have examined a form of the Pooling and Servicing Agreement, a form of the Certificates, and a form of the Prospectus and Prospectus Supplement referred to above. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

On the basis of the foregoing, we are of the opinion that the information in the Prospectus Supplement under the caption "Federal Income Tax Considerations," and in the Prospectus under




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Securities and Exchange Commission
April 15, 1999
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the caption "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of the Company or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP